Exhibit 4.2

HEALTHPEAK OP, LLC,

HEALTHPEAK PROPERTIES, INC.,
DOC DR HOLDCO, LLC
AND
DOC DR, LLC,

AS GUARANTORS,

AND

U.S. Bank Trust Company, National Association

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 14, 2025

TO INDENTURE DATED FEBRUARY 14, 2025

$500,000,000

OF

5.375% SENIOR NOTES DUE 2035

CONTENTS

i

ii

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of February 14, 2025 among Healthpeak OP, LLC, a Maryland limited liability company (the “Company”), Healthpeak Properties, Inc., a Maryland corporation (the “Parent”), DOC DR, LLC, a Maryland limited liability company (“DOC DR”), DOC DR Holdco, LLC, a Maryland limited liability company (“DOC DR Holdco”, and together with the Parent and DOC DR, the “Guarantors”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee are parties to that certain Indenture, dated as of February 14, 2025 (the “Base Indenture”, and as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of Securities to be issued in one or more series;

WHEREAS, Section 2.2 of the Base Indenture provides for various matters with respect to any Series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, the Company and each Guarantor desires to execute this Supplemental Indenture to establish a new series of Securities under the Base Indenture to be known as the “5.375% Senior Notes due 2035” (the “Notes”), in an initial aggregate principal amount of $500,000,000;

WHEREAS, the board of directors of the Parent, on behalf of the Parent and in its capacity as managing member of the Company, on behalf of the Company and in its capacity as managing member of DOC DR Holdco, on behalf of DOC DR Holdco and in its capacity as managing member of DOC DR, on behalf of DOC DR, has duly adopted resolutions authorizing the Company and the Guarantors to execute and deliver this Supplemental Indenture; and

WHEREAS, all of the other conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

THEREFORE, for and in consideration of the premises and the purchase of the Series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such Series, as follows:

Article I
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1            Relation to Base Indenture.

This Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

1

Section 1.2            Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)            Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(b)            All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3, 2.7 and 8.1 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Authentication Order” means a Company Order delivered to the Trustee to authenticate and deliver the Notes, signed in the name of the Company by an Officer of the Managing Member.

“Bankruptcy Law” shall have the meaning ascribed thereto in Section 7.1.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Company Order” means a written order signed in the name of the Company by an Officer of the Managing Member and delivered to the Trustee.

2

“Consolidated EBITDA” means, for any period of time, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)            Interest Expense;

(2)            taxes;

(3)            depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by the Company, deducted in arriving at net income (loss);

(4)            extraordinary items, including impairment charges;

(5)            non-recurring items or other unusual items, as determined reasonably and in good faith by the Company (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)            noncontrolling interests;

(7)            income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)            gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by the Company, and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Subsidiaries prepared in accordance with GAAP.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 633 West 5th Street, 24th Floor, Los Angeles, CA 90071, Attention: B. Scarbrough (Healthpeak Notes Administrator), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Debt” means, as of any date (without duplication), all indebtedness and liabilities for borrowed money, secured or unsecured, of the Company and its Subsidiaries, including mortgages and other notes payable (including any debt securities issued under the Indenture to the extent outstanding from time to time), but excluding any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), Intercompany Debt and all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions. It is understood that Debt shall not include any redeemable equity interest in the Company.

3

“Defaulted Interest” shall have the meaning ascribed thereto in Section 2.5.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“DOC Guarantors” means, collectively, DOC DR, LLC and DOC DR Holdco, LLC.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” shall have the meaning ascribed thereto in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 3.2(f), which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

“Holders” shall have the meaning ascribed thereto in Section 2.4.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, and as further supplemented, amended or restated.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $500,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

4

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Company and any of its Subsidiaries as of such date; provided, however, that with respect to any such Debt of which the Company is the borrower, such Debt is subordinate in right of payment to the notes.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by the Company and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements.

“Interest Payment Date” shall have the meaning ascribed thereto in Section 2.4.

“Latest Completed Quarter” means, as of any date, the then most recently ended fiscal quarter of the Parent for which Consolidated Financial Statements of the Parent have been completed, it being understood that at any time when the Parent is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the SEC, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Parent’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Parent’s Annual Report on Form 10-K.

“Lien” means (without duplication) any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided that, for purposes hereof, “Lien” shall not include any mortgage that has been defeased by the Company or any of its Subsidiaries in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

“Note Guarantee” means the guarantee by each of the Guarantors of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of this Supplemental Indenture.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Officer” means the Chair of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, any Deputy or Assistant General Counsel, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Corporate Secretary, any Assistant Corporate Secretary or any Executive Vice President, Senior Vice President, or Vice President of the Managing Member or any Guarantor, as the case may be. For the avoidance of doubt, any officer with the word “Chief” in his or her title is deemed to be an Executive Vice President of the Company or the Managing Member.

5

“Officer’s Certificate” means a certificate signed by any Officer of the Company, the Managing Member or any Guarantor, as applicable.

“Opinion of Counsel” means a written opinion of legal counsel, who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Managing Member. The opinion may contain customary limitations, conditions and exceptions.

“Par Call Date” means November 15, 2034.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to the Depositary Trust Company, shall include Euroclear and Clearstream).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prospectus” means the base prospectus dated February 5, 2025 contained in the Company’s and the Guarantor’s registration statement on Form S-3 (Registration Nos. 333-276954, 333-276954-01, 333-276954-02 and 333-276954-03), together with the prospectus supplement dated February 5, 2025.

“Real Estate Assets” means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Record Date” shall have the meaning ascribed thereto in Section 2.4.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1, the date fixed for such redemption in accordance with the provisions of Section 4.1.

“Redemption Price” shall have the meaning ascribed thereto in Section 4.1.

“Remaining Life” means, with respect to any Notes to be redeemed, the remaining term of such Notes, calculated as if the maturity date of such Notes were the Par Call Date.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of the Company or any of its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

6

“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity that is required to be consolidated with such Person in accordance with GAAP.

“Total Assets” means, as of any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP. “Total Assets” shall include Undepreciated Real Estate Assets and all other assets but shall exclude goodwill, and shall include the proceeds of the Debt or Secured Debt to be Incurred.

“Total Unencumbered Assets” means, as of any date, Undepreciated Real Estate Assets of the Company and its Subsidiaries that are not subject to any Lien that secures Debt of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon, plus all other assets of the Company and its Subsidiaries as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP plus the proceeds of the Debt or Secured Debt to be Incurred; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of the Company and its Subsidiaries and does not include goodwill.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

7

If on the third business day preceding the date the notice of redemption is given H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the amount of real estate assets valued at original cost plus capital improvements.

“Unsecured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is not Secured Debt.

Article II
TERMS OF THE SECURITIES

Section 2.1            Title of the Securities.

There shall be a Series of Securities designated the “5.375% Senior Notes due 2035.”

Section 2.2            Price.

The Initial Notes shall be issued at a public offering price of 99.549% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3            Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $500,000,000. The Company may, without notice to or consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of the Indenture.

Nothing contained in this Section 2.3 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture.

8

Section 2.4            Interest and Interest Rates; Stated Maturity of Notes.

(a)            The Notes shall bear interest at the rate of 5.375% per year. Interest on the Notes will accrue from February 14, 2025 and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2025 (each such date being an “Interest Payment Date”), to the persons in whose names the Notes are registered in the security register (the “Holders”) on the preceding February 1 or August 1, whether or not a Business Day, as the case may be (each such date being a “Record Date”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)            If any Interest Payment Date, Redemption Date or Stated Maturity falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest shall accrue on such payment for the period from and after that Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

(c)            The Stated Maturity of the Notes shall be February 15, 2035.

Section 2.5            Method of Payment.

Principal, premium, if any, and interest shall be payable at the Corporate Trust Office of the Trustee. The Company shall pay interest (i) on any Notes in certificated form by check mailed to the address of the Holder entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company (with a copy to the Trustee) that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)            The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 calendar days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Interest which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment, and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Company shall promptly notify the Trustee of such special record date and shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent to each Holder at its address as it appears in the register, not less than 10 calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (b) of this Section 2.5.

9

(b)            The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.6            Currency.

Principal and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7            Additional Notes.

The Company will be entitled, without the consent of any Holders of the Notes, upon delivery of an Officer’s Certificate, Opinion of Counsel and Authentication Order, subject to its compliance with Section 6.1, to issue Additional Notes under the Indenture that will have identical terms to the Initial Notes issued on the date of the Indenture other than with respect to the date of issuance, issue price and, if applicable, the date from which interest on such Additional Notes will begin to accrue and the initial interest payment date; provided, however, that if such Additional Notes will not be fungible with the Initial Notes for U.S. federal income tax or securities law purposes, such Additional Notes will have a separate CUSIP number. Such Additional Notes will rank equally and ratable in right of payment and will be treated as a single series for all purposes under the Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of the board of directors of the Parent acting on behalf of the Company and an Officer’s Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(a)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b)            the issue price, the issue date, the CUSIP number of such Additional Notes, the date from which interest shall accrue and the initial interest payment date.

Section 2.8            Redemption.

The Notes may be redeemed at the option of the Company prior to the Stated Maturity as provided in Article IV.

10

Section 2.9            No Sinking Fund.

The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

Section 2.10          Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the Notes.

Article III
FORM OF THE SECURITIES

Section 3.1            Global Form.

Upon the original issuance, the Notes shall be represented by one or more Global Notes without coupons. The Notes shall not be issuable in definitive form except as provided in Section 3.2(a) of this Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Notes with the Depositary, and register the Global Securities in the name of the Depoistary or its nominee, as the case may be, subject to Sections 2.7 and 2.14 of the Base Indenture.

The Company shall execute and the Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depositary. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Registrar or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company, each Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, each Guarantor, the Trustee and any agent of the Company, such Guarantor or the Trustee as the absolute owner and Holder of such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, any Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

11

Section 3.2            Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)            the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or

(2)            the Company, at its option, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)            if there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in registered form in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 2.8 and 2.11 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(b) or (c).

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.2(b)(1).

12

(2)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.2(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

both:

(A)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

both:

(C)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D)            instructions given by the Depositary to the Registrar containing information regarding the person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g).

(c)            Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.2(b)(2) and written notice to the Trustee, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Company will execute and, upon the receipt of an Authentication Order, the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

13

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous sentence at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.2, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required to effectuate a transfer pursuant to this Section 3.2(e). A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legend. Each Global Note issued under the Indenture, unless specifically stated otherwise in the applicable provisions of the Indenture, will bear a legend in substantially the following form:

“THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.”

14

(g)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)            General Provisions Relating to Transfers and Exchanges.

(1)            To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Registrar’s request.

(2)            No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture and Section 4.3 of this Supplemental Indenture).

(3)            The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)            Neither the Registrar nor the Company will be required:

(A)            to issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the notes selected for redemption under Article IV and ending at the close of business on the day of such mailing;

15

(B)            to register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)            to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company shall deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)            The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.1 hereof.

(8)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)            The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(j)            None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k)            None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

16

Article IV
REDEMPTION OF NOTES

The provisions of Article III of the Base Indenture, as amended by the provisions of this Supplemental Indenture, shall apply to the Notes.

Section 4.1            Optional Redemption of Notes.

(a)            Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) (the “Redemption Price”) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to but excluding the Redemption Date; and (ii) 100% of the principal amount of the Notes being redeemed; plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date. Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole or in part, at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date shall be due and payable on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

(b)            The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to determine or verify any determination of the redemption price.

Section 4.2            Selection of Notes, Notice of Optional Redemption.

(a)            The Company may redeem the Notes in increments of $1,000 so long as, in the case of any Note redeemed in part, the unredeemed principal amount thereof is $2,000 or an integral multiple of $1,000 in excess thereof. If the Company redeems less than all of the Notes, the Notes to be redeemed will be selected in accordance with the procedures of the Depositary. The Company will cause notices of redemption to be delivered at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or by delivery to the Depositary for posting through its systems.

(b)            If any of the Notes are to be redeemed in part only, the notice of redemption that relates to the relevant Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof upon cancellation of the original Note. A notice of redemption may be conditional.

Section 4.3            Payment of Notes Called for Redemption by the Company.

Any Notes called for redemption will become due on the Redemption Date. On or after the Redemption Date, interest will cease to accrue on the Notes or portions of them called for redemption.

17

Article V
GUARANTEE

Sections 5.1 and 5.2 hereof shall replace Sections 12.1 and 12.2 of the Base Indenture with respect to the Notes and the Note Guarantee.

Section 5.1            Note Guarantee.

(a)            Subject to this Article 5, each Guarantor hereby fully and unconditionally guarantees, on a joint and several basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns:

(1)            the due and punctual payment of principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at Stated Maturity, upon acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes (including fees and expenses) will be promptly paid in full or performed, all in accordance with the terms under the Indenture or the Notes; and

(2)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Guarantor will be obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            Each Guarantor hereby agrees that its obligations under the Indenture and the Notes are senior unsecured obligations and are full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby agrees that in the event of a default in payment of the principal of or interest on the Notes entitled to the Note Guarantee, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.7 of the Base Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against such Guarantor to enforce the Note Guarantee without first proceeding against the Company. Each Guarantor hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Note Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Note Guarantee without notice to it and (iii) covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Indenture and the Notes.

18

(c)            If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or such Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)            Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII, such obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of this Note Guarantee.

Section 5.2            Limitation of Guarantors’ Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 5.3            Execution and Delivery of Note Guarantee.

The execution by each Guarantor of this Supplemental Indenture evidences the Note Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of the Note Guarantee on behalf of each Guarantor. A Note Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Supplemental Indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and the Note Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

19

Section 5.4            Application of Certain Terms and Provisions to the Guarantors.

(a)            For purposes of any provision of the Indenture which provides for the delivery by any Guarantor of an Officer’s Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.2 shall apply to such Guarantor as if references therein to the Company were references to such Guarantor.

(b)            Any notice or demand which by any provision of the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Notes to or on any Guarantor may be given or served as described in Section 10.2 of the Base Indenture as if references therein to the Company were references to such Guarantor.

(c)            Upon any demand, request or application by any Guarantor to the Trustee to take any action under the Indenture, such Guarantor shall furnish to the Trustee such Officer’s Certificate and Opinion of Counsel as are required in Section 10.1 as if all references therein to the Company were references to such Guarantor.

Article VI
ADDITIONAL COVENANTS

The covenants set forth in Sections 4.1, 4.3 and 4.4 of the Base Indenture and the following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

Section 6.1            Limitations on the Incurrence of Debt.

(a)            Limitation on Total Outstanding Debt. The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(b)            Limitation on Secured Debt. The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 40% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

20

(c)            Debt Service Test. The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Consolidated EBITDA to Interest Expense for the four consecutive fiscal quarters ending with the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

(1)            the additional Debt and any other Debt Incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period; provided that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

(2)            the repayment or retirement of any other Debt repaid or retired by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination had occurred at the beginning of that period; provided that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

(3)            in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Section 6.2            Maintenance of Total Unencumbered Assets.

The Company and its Subsidiaries shall maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 6.3            Merger, Consolidation or Sale.

This Section 6.3 shall replace Article V of the Base Indenture with respect to the Notes only.

21

The Company and each of the Guarantors may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of our or its respective property and assets to, any other entity, provided that the following conditions are met:

(a)            the Company or such Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Company or such Guarantor, as the case may be) formed by or resulting from any merger or consolidation or which shall have received the sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and, in the case of the Company, shall expressly assume by supplemental indenture payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture or, in the case of such Guarantor, shall expressly assume by supplemental indenture the payment of all amounts due under such Guarantor’s Note Guarantee and the due and punctual performance and observance of all of the covenants and conditions of such Guarantor in the Indenture; provided, that the foregoing requirement will not apply in the case of a DOC Guarantor that has been disposed of in its entirety to another person (other than to the Parent or an affiliate of the Parent), whether through a merger, consolidation or sale of capital stock or has sold, assigned, conveyed, transferred;

(b)            immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c)            an Officer’s Certificate and Opinion of Counsel covering these conditions shall be delivered to the Trustee.

In the event of any transaction described in and complying with the conditions listed in this Section 6.3 in which neither the Company nor any Guarantor is the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Company or such Guarantor, as the case may be, and (except in the case of a lease) the Company or such Guarantor shall be discharged from the Company’s or such Guarantor’s obligations under the Notes and the Indenture.

Section 6.4            Provision of Financial Information.

(a)            For as long as the Notes are outstanding, the Parent will deliver to the Trustee, within 15 days after the Parent is required to file the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Parent may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Parent is not required to file information, documents or reports with the SEC pursuant to either Section 13 or 15(d) of the Exchange Act, the Parent will file with the Trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time by the SEC in such rules and regulations.

22

(b)            In addition to clause (a) above, for as long as the Notes are outstanding, if at any time the Parent is not subject to Section 13 or 15(d) of the Exchange Act and the Parent is not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the Trustee pursuant to the previous paragraph, the Parent will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if the Parent were subject to Section 13(a) or Section 15(d) of the Exchange Act. If the Parent elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided promptly upon request to Holders and beneficial owners of, and bona fide potential investors in, the Notes as well as securities analysts and market makers and no such request for access to the Confidential Datasite will be unreasonably denied.

(c)            Any such report, information or document that the Parent files with or furnishes to the SEC through the SEC’s EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee at the time of such filing or furnishing through EDGAR for purposes of this Section 6.4. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants under the Indenture relating to the Notes (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Article VII
DEFAULTS AND REMEDIES

Sections 7.1 and 7.2 hereof shall replace Sections 6.1 and 6.2 of the Base Indenture with respect to the Notes only.

Section 7.1            Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            default in the payment of any installment of interest when it becomes due under the Notes and continuance of such default for 30 days;

(b)            default in the payment of the principal amount at Stated Maturity or Redemption Price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the Stated Maturity of the Notes in accordance with the terms of the Indenture shall not constitute a default in the payment of principal;

(c)            failure by the Company to perform or breach of any other of its covenants or agreements in the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of one or more series of debt securities other than the Notes) or in the Notes, continued for 60 days after written notice by the Trustee to the Company or by the holders of at least 25% in aggregate principal amount of the outstanding Notes to the Company and the Trustee as provided in the Indenture;

23

(d)            the Company or any Guarantor pursuant to or under or within meaning of any Bankruptcy Law:

(i)            commences a voluntary case,

(ii)           consents to the entry of an order for relief against it in an involuntary case,

(iii)          consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)          makes a general assignment for the benefit of its creditors, or

(v)           generally is unable to pay its debts as the same become due;

(e)             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any Guarantor in an involuntary case,

(ii)           appoints a Custodian of the Company, any Guarantor or for all or substantially all of the property of the Company or any Guarantor, or

(iii)          orders the liquidation of the Company or any Guarantor,

and the order or decree remains unstayed and in effect for 60 days;

(f)            a Guarantor’s Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or a Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee; and

(g)            if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt (including obligations under Capitalized Leases) of the Company (including an Event of Default with respect to any Outstanding Securities of any series other than the Notes) in an aggregate amount in excess of $50,000,000, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled.

24

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

Section 7.2            Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default referred to in Sections 7.1(d) or (e), which shall result in an automatic acceleration), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all of the outstanding Notes to be due and payable immediately, by a written notice thereof to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 7.1(d) or (e) shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes shall have been so declared due and payable, but before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, Holders of a majority in aggregate principal amount of the Notes then outstanding on behalf of the Holders of all of the Notes then outstanding, by written notice to the Company and to the Trustee, may, subject to the paragraph above, waive all Defaults or Events of Default and rescind and annul such declaration and its consequences, subject in all respects to Section 6.13 of the Base Indenture, if: (a) the Company or any Guarantor has deposited with the Trustee all required payments of the principal of, and premium, if any, and interest on, the Notes, plus the reasonable compensation and reimbursement for the Trustee’s expenses, disbursements and advances pursuant to Section 7.7 of the Base Indenture; and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the Notes that have become due solely because of such acceleration, have been cured or waived. No such rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. The Company shall notify in writing a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, as provided in Section 4.3 of the Base Indenture and the steps to be taken to cure such Event of Default.

Article VIII
AMENDMENTS AND WAIVERS

Sections 8.1 and 8.2 hereof shall replace Sections 9.1 and 9.2 of the Base Indenture with respect to the Notes only.

Section 8.1            Without Consent of Holders.

The Company and the Guarantors, in each case, when authorized by resolutions of the board of directors of the Parent, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental without the consent of any Holder of the Notes hereto for one or more of the following purposes:

(a)            to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect (as determined by the Company);

25

(b)            to comply with Section 6.3;

(c)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)            to evidence a successor to the Company as obligor or to any Guarantor as guarantor under the Indenture with respect to the Notes;

(e)            to surrender any of the Company’s rights or powers under the Indenture;

(f)            to add covenants or events of default for the benefit of the Holders of any Notes;

(g)            to comply with the applicable procedures of the Depositary;

(h)            to make any change that does not adversely affect the interests of the Holders of any Notes then outstanding;

(i)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(j)            to effect the appointment of a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture to provide for or facilitate administration by more than one Trustee;

(k)            to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(l)            to reflect the release of any Guarantor as guarantor, in accordance with the provisions of the Indenture;

(m)            to secure the Notes;

(n)            to add guarantors with respect to the Notes; or

(o)            to conform the text of the Indenture, any Note Guarantee or the Notes to any provision of the description thereof set forth in the Prospectus to the extent that such provision in the Prospectus was intended to be a verbatim recitation of a provision of the Indenture, such Note Guarantee or the Notes (as certified in an Officer’s Certificate).

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the Parent certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company and the Guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

26

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 8.2.

Section 8.2            With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, each Guarantor and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Note so affected:

(a)            reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(b)            reduce the rate of or extend the time for payment of interest (including Defaulted Interest) on the Notes;

(c)            reduce the principal of, or premium, if any, on, or change the Stated Maturity of, the Notes;

(d)            waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)            make the principal of, or premium, if any, or interest on, the Notes payable in any currency other than that stated in the Notes;

(f)            make any change in Section 6.8 of the Base Indenture, Section 6.13 of the Base Indenture or Section 8.2 of this Supplemental Indenture;

(g)            waive a redemption payment with respect to the Notes; or

(h)            release any Guarantor as a guarantor of the Notes other than as provided in the Indenture or modify the Note Guarantee in any manner adverse to the Holders of the Notes.

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the Parent certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

27

It shall not be necessary for the consent of the Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Section 8.3            Assumption by Parent.

Without the consent of any Holders of the Notes, the Parent, or a Subsidiary thereof, may directly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. Upon any such assumption, the Parent or such Subsidiary shall succeed the Company, and be substituted for and may exercise every right and power of the Company, under the Indenture with the same effect as if the Parent or such Subsidiary had been the issuer of the Notes, and the Company shall be released from all obligations and covenants with respect to the Notes. No such assumption shall be permitted unless the Parent has delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel, each stating that such assumption and supplemental indenture comply with Section 6.3 and this Section 8.3, and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with and that, in the event of assumption by a Subsidiary, the Note Guarantee and all other covenants of the Parent in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of the Notes shall have no materially adverse United States federal tax consequences as a result of such assumption, and that, if any Notes are then listed on the New York Stock Exchange, that the Notes shall not be delisted as a result of such assumption.

Section 8.4            Trustee Protected.

In executing or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by the Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel or an Officer’s Certificate or both stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions precedent to the execution of such supplemental indenture have been complied with, and that the supplemental indenture is a legal, valid and binding obligation of the Company and each Guarantor, as applicable, enforceable against it in accordance with its terms.

Article IX
MEETINGS OF HOLDERS OF NOTES

Section 9.1            Purposes for Which Meetings May Be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article IX to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

28

Section 9.2            Call, Notice and Place of Meetings.

(a)            The Trustee may at any time call a meeting of Holders for any purpose specified in Section 9.1, to be held at such time and at such place in The City of New York, New York as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 10.2 of the Base Indenture, not less than 21 nor more than 180 days prior to the date fixed for the meeting.

(b)            In case at any time the Company, any Guarantor or the Holders of at least 10% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 9.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, such Guarantor, if applicable, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section 9.2.

Section 9.3            Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a person shall be (a) a Holder of one or more outstanding Notes, or (b) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of any Guarantor and its counsel and any representatives of the Company and its counsel.

Section 9.4            Quorum; Action.

The persons entitled to vote a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum. In the absence of a quorum within 30 minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 9.2, except that such notice need be given only once not less than five days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

29

Except as limited by the proviso to Section 8.2, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by the proviso to Section 8.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes. Any such resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 9.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 9.5            Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)            Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)            The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.2(b), in which case the Company, the Guarantors or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)            At any meeting, each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)            Any meeting of Holders duly called pursuant to Section 9.2 at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

30

Section 9.6            Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.2 and, if applicable, Section 9.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company and the Guarantors, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Article X
MISCELLANEOUS PROVISIONS

Section 10.1            Evidence of Compliance with Conditions Precedent, Certificates to Trustee.

This Section 10.1 shall replace Sections 10.4 and 10.5 of the Base Indenture with respect to the Notes only.

Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of the Indenture (other than the initial authentication of the Notes under this Supplemental Indenture), the Company shall furnish to the Trustee an Officer’s Certificate stating that all covenants and conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with. The Officer’s Certificate or Opinion of Counsel provided for in the Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Indenture shall include: (1) a statement that the person making such Officer’s Certificate or Opinion of Counsel has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such Officer’s Certificate or Opinion of Counsel is based; (3) a statement that, in the opinion of such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 10.2            No Recourse Against Others.

This Section 10.2 shall replace Section 10.8 of the Base Indenture with respect to the Notes only.

31

Except as otherwise expressly provided in Article V of this Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to Article IV) or premium, if any, or interest on any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Supplemental Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of any Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through such Guarantor, the Company or any of the Company’s Subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Supplemental Indenture and the issue of the Notes.

Section 10.3            Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 10.4            Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.5            Counterparts.

This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Supplemental Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Company Order, Opinion of Counsel, Note, Note Guarantee, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.3 of the Base Indenture, Section 5.3 of this Supplemental Indenture or elsewhere in the Indenture to the execution or attestation of any Note, any Note Guarantee endorsed on any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in this Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Note Guarantees. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit this Supplemental Indenture or any document to be signed in connection with the Indenture to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interpretation and misuse by third parties.

32

This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 10.6            Successors.

All agreements of the Company and each Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors.

All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 10.7            Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.8            Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

33

Section 10.9            Ratifications.

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 10.10            Effectiveness.

The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 10.11            The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

34

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

HEALTHPEAK OP, LLC,
as the Company

By:	Healthpeak Properties, Inc.
Its managing member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

HEALTHPEAK PROPERTIES INC.,
as a Guarantor

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

DOC DR, LLC
as a Guarantor

By: DOC DR Holdco, LLC, as its Managing Member
By: Healthpeak OP, LLC, its Sole Member
By: Healthpeak Properties, Inc.,
its Managing Member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

DOC DR HOLDCO, LLC,
as a Guarantor

By: Healthpeak OP, LLC, its Sole Member
By: Healthpeak Properties, Inc.,
its Managing Member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. Bank Trust Company, National Association,
as the Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

HEALTHPEAK OP, LLC

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

HEALTHPEAK OP, LLC

5.375% Senior Notes due 2035

Certificate No. [ ]

CUSIP No.: 42250GAA1

ISIN: US42250GAA13

$[ ]

Healthpeak OP, LLC, a Maryland limited liability company (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] MILLION DOLLARS ($[ ])[, or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,] on February 15, 2035 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2025, to the Holder in whose name the Note is registered in the security register on the preceding February 1 or August 1, whether or not a Business Day, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes will accrue from February 14, 2025. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on any Notes in certificated form by check mailed to the address of the Holder entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [ ], 20[ ]

HEALTHPEAK OP, LLC
By:	Healthpeak Properties, Inc.,
Its managing member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: [ ], 20[ ]

U.S. Bank Trust Company, National Association,
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

HEALTHPEAK OP, LLC

5.375% Senior Notes due 2035

This Note is one of a duly authorized issue of Securities of the Company, designated as its 5.375% Senior Notes due 2035 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of February 14, 2025 (herein called the “Base Indenture”), among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 14, 2025 (herein called the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantors and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Sections 7.1(d) and 7.1(e) of the Supplemental Indenture with respect to the Company or any Guarantor) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 7.1(d) and 7.1(e) of the Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 8.2 of the Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Section 4.1, Section 4.2 and Section 4.3 of the Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

The obligations of each Guarantor to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article V of the Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of the Note Guarantee.

Except as expressly provided in Article V of the Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price (as defined in Section 4.1 of the Supplemental Indenture) upon redemption pursuant to Article IV of the Supplemental Indenture) or any premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of any Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through such Guarantor, the Company or any of the Company’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This Schedule should be included only if the Note is issued in global form.